FIRST AMENDMENT DATED AS OF NOVEMBER 1, 1996
                        to the LEASE AGREEMENT ("LEASE")
                       BETWEEN DP PARTNERSHIP ("LANDLORD")
                                       and
                  CABRILLO LANES, INC., a NEW YORK CORPORATION,
                     dba THE GROVE BOWLING CENTER ("TENANT")
                                    RECITALS

A. Landlord and Tenant have previously entered into the Lease and Tenant has entered into possession of the premises.

B. Tenant has requested certain rent relief from the terms of the Lease. NOW, THEREFORE, Landlord and Tenant agree to amend the Lease as follows pursuant to this first amendment ("First Amendment").

     1.   Section 26 of the Lease is amended  by adding  the  following  Section
          26.2.

             "26.2 Notwithstanding anything set forth in Section 26.1, Landlord hereby forgives and waives the obligation of the Tenant to have paid, or to pay, any Promotion Fund charges for the period July 1, 1993 through December 31, 1997; provided, however, that Promotion Fund charges shall be reinstated as of January 1, 1998 at the annual charge of Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) with the annual adjustment increase set forth in Section 26.1 operating from July 1, 1993 through December 31, 1997. The initial quarterly payment will be due within ten days of billing on or after January 1, 1998."


     2.   Section 19 of the Lease is amended  by adding  the  following  Section
          19.9.

             "19.9 The Tenant shall not be responsible for any CAM charge for use of the Readerboard through December 31, 1997, but shall be permitted use of the Readerboard through December 31, 1997 consistent with the usage of other tenants, and provided that use of the Readerboard is not generally discontinued for tenants."
         3.
          A.   Section  5.2 of the  Lease is  amended  by adding  the  following
               Section 5.2(b).

             "5.2(b) Commencing on November 1, 1996 and continuing through
                     October 31, 1998, Tenant shall have the right to defer up to Six Thousand and No/100 Dollars ($6,000.00) per month of Minimum Rent payable pursuant to Section 5.1. Such deferred rent (sometimes called "Deferred Rent") shall be payable in three equal installments of one-third (1/3) each of the total amount deferred pursuant to this subsection, on November 28, 1998, December 31, 1998 and January 31, 1999. The failure to fully pay any such installment on the date due shall (i) automatically cause the entire unpaid balance of the Deferred Rent to become immediately due and payable without any further notice or demand, and (ii) cause the entire unpaid remaining balance of the additional rent payment described in Section 5.2(a) (sometimes referred to as "Additional Rent") to become immediately due and payable as a single installment payment at the election of Landlord which may be exercised by written notice to Tenant."

     B. Section 5.2 of the Lease is amended by adding the following Section 5.2(c).

   5.2(c) special Termination Rights. If Tenant fails to pay any installment of the Deferred Rent (a "Deferred Rent Installment") when due (the date of which is referred to herein as the "Nonpayment Date"), one of the two following alternatives shall occur.

   l. Tenant may cure its failure to timely pay such Deferred Rent installment by: (a) Tenant making a written "Payoff Offer" (as hereinafter defined) at any time prior to 10 days preceding a "Noticed Termination Date" (as hereinafter defined); (b) Landlord at its sole option accepting such Payoff Offer by written notice to Tenant prior to the first anniversary of the date of the Payoff Offer (the "Payoff Offer Anniversary"); and (c) Tenant paying to Landlord the "Payoff Amount" (as hereinafter defined) within 10 days after the effective date of Landlord's notice of acceptance. Thereafter, Landlord shall have no further right of remedy resulting from Tenant's failure to timely pay such Deferred Rent Installment and the Lease shall remain in full force and effect.

                                      or

   2. Landlord may cause a "Special Termination" (as hereinafter defined) of this Lease and may seek and recover the "Special Remedy" (as hereinafter defined) as its sole and exclusive remedy, but only if either: (a) Tenant has not made a Payoff Offer by the 10th day prior to the Noticed Termination Date; or (b) if Tenant has made a Payoff Offer, Landlord has notified Tenant in writing prior to the Noticed Termination Date that Landlord has rejected the Payoff Offer. The election to cause a Special Termination shall be made at any time prior to the Payoff Offer Anniversary except as set forth in Section 5.2(c)(4). If Landlord for any reason fails to cause a Special Termination by the Payoff Offer Anniversary: (a) Landlord shall be deemed to have accepted the Payoff Offer; (b) Tenant shall tender the Payoff Amount to Landlord within 10 days after the Payoff Offer Anniversary; and (c) thereafter, Landlord shall have no further right or remedy resulting from Tenant's failure to timely pay such Deferred Rent Installment and the Lease shall remain in full force and effect.

5.2 (c)(1) Special Termination of Lease. Providing Landlord is entitled to cause a Special Termination of this Lease, Landlord may terminate this Lease (which termination is referred to herein as a "Special Termination") by notice to Tenant specifying a termination date which is at least 30 days but not more than 45 days after the effective date of such notice (a "Noticed Termination Date"). Except as otherwise provided herein, this Lease shall terminate on such Noticed Termination Date, all of the rights of the Tenant in and to the Premises shall terminate on such Noticed Termination Date and such Special Termination shall operate as a compromise and buyout of both parties' rights and liabilities under the Lease. Pursuant to such Special Termination, Landlord may seek and recover the Special Remedy and Landlord and Tenant shall have all rights and remedies which exist under
                                       -2-
           the Lease upon a termination of the Lease, except that Tenant shall have no liability for future rental obligations under the Lease, and no liability for breaches or defaults which existed prior to the date of this First Amendment, except for breaches or defaults for physical injury to the Premises, including environmental contamination.
 5.2(c)(2) Payoff Offer. At any time between a Nonpayment Date and the date this Lease is terminated, Tenant may notify Landlord in writing of Tenant's readiness to pay (a "Payoff Offer") within ten days of such notice the entire balance of the Deferred Rent, together with ten percent (10%) interest per annum thereon from the Nonpayment Date until the date of such Payoff Offer (the "Payoff Amount").

 5.2(c)(3) Special Remedy. If Landlord is entitled to seek and recover the Special Remedy, Landlord as such "Special Remedy" may: (a) collect and receive the then existing balance remaining under the letter of credit established pursuant to Section 5.2 of the Lease (which original balance of $250,000 shall be deemed reduced for purposes of this section by $1,365.83 for each payment of $3,032.50 of Additional Rent which has been made by Tenant commencing on the 25th month of the Lease); (b) recover all sums due to Landlord for rent or other charges or sums required to be paid by Tenant under the terms of the Lease through the Noticed Termination Date except for the unpaid Deferred Rent; and (c) recover the interest portion of any unpaid regularly scheduled payment of Additional Rent accrued through the Noticed Termination Date (but not including any acceleration of any rents, including the Additional Rent, beyond the amount of the unpaid scheduled Additional Rent payments accrued through the Noticed Termination Date).

 5.2(c)(4) Failure to Timely Pay Payoff Amount. If Landlord accepts Tenant's
           Payoff Offer and Tenant fails to timely pay the Payoff Amount within 10 days, interest shall be deemed to have run without interruption from the Nonpayment Date and Tenant shall have no further right to make a Payoff Offer and Landlord in its sole and absolute discretion may cause a Special Termination to occur at any time prior to the expiration of the Lease. Notwithstanding the foregoing, if Landlord thereafter accepts subsequent payment of the Deferred Rent and interest due thereon in full, Tenant's failure to pay the Deferred Rent Installment shall be deemed cured, Landlord shall have no further right or remedy resulting from Tenant's failure to timely pay such Deferred Rent Installment and the Lease shall remain in full force and effect.

C. Except as otherwise specifically provided in paragraphs 3.A and 3.B, above, this Amendment shall in no way operate to reduce or subtract from the rights of the Landlord (and obligations of Tenant) with respect to the Additional Rent obligation of the Tenant pursuant to Section 5.2(a) of the Lease and the rights of Landlord with respect to the letter of credit benefiting Landlord as described in Section 5.2(a) of the Lease.

D. If Tenant is in material default of this Lease pursuant to Section 20.1 of the Lease (including any default in the payment of rent, including the Additional Rent) other than as a result of a failure to timely pay the Deferred Rent, Landlord shall have all of its rights or remedies pursuant to
    Section 20.2 of this Lease for the default under Section 20.1. As part of the remedies under Section 20.2, Landlord shall also be entitled to recover all then unpaid Deferred Rent, whether or not Tenant has timely paid previously due Deferred Rent Installments.

4. Tenant agrees to refrain from discussing with, or releasing to, any third party any information respecting the terms and conditions of this First Amendment, with the exception of its employees, consultants or lenders who reasonably require such information by reason of their business relationship with the Tenant, or as required by judicial proceedings or state or federal law. In particular, Tenant agrees not to discuss or reveal the terms and conditions of this First Amendment with or to any other tenants at the Marketplace at the Grove. Any violation of this provision shall constitute a noncurable material default under the Lease and shall entitle Landlord to exercise any and all remedies available to it, including its remedies set forth in Section 20.2 of the Lease.

5. In the event that Tenant hereafter requests an assignment or subletting of the Lease, which Landlord approves pursuant to Section 15.3(a), the rent reductions and deferrals set forth in paragraphs 1 through 3 of this First Amendment shall not be affected, but any rent previously deferred pursuant to this First Amendment shall nonetheless be due and payable at the time of the consent of the assignment or subletting to the extent (but only to the extent) Tenant receives net cash proceeds from the transaction pursuant to which the assignment or subletting is being made. In connection with any request for consent to such assignment or subletting, and further provided that any of the Deferred Rent is still outstanding, Tenant shall provide Landlord with a copy of the transaction documentation and shall set forth the amount, if any, of any net cash proceeds anticipated by Tenant in connection with such transaction. In the event that Landlord is otherwise prepared to consent to such Sublease Agreement, the granting of such consent shall be conditioned upon Tenant assigning to Landlord all net cash proceeds of the transaction (if any) up to the amount of the outstanding Deferred Rent. Nothing set forth herein shall release the Tenant from any obligations with respect to the letter of credit described in Section 5.2 of the Lease. Further, nothing set forth herein shall be construed to reduce the amount of information which Landlord is entitled to receive from Tenant in connection with a proposed assignment or sublease irrespective of the existence of outstanding Deferred Rent.

6. In connection with the request for rent relief referred to in Recital B of this First Amendment, Tenant has expressed or implied to Landlord that claims or offsets may exist in favor of Tenant against Landlord for various reasons, including the alleged failure of Landlord to revitalize the shopping center and the alleged failure to add various additional tenants to the shopping center. As a material part of the consideration to be received by Landlord under this First Amendment, Tenant, by execution of this First Amendment, hereby generally releases and discharges Landlord and its constituent partners and their respective officers, directors, shareholders, agents, representatives, attorneys, employees, both past, present and future ("Landlord's Representatives"), of and from any and all claims, debts, liabilities, obligations and causes of action of any kind or nature, whether known or unknown, based on, arising out of or connected with, either directly or indirectly, any term, provision, matter, fact, event or occurrence arising out of, related to or contained in the Lease (except for the obligations of Landlord expressly set forth in this First Amendment and Landlord's obligations expressly set forth in the Lease accruing subsequent to the execution of this Amendment) or to any landlord/tenant relationship between Tenant and Landlord based on any fact, matter or thing arising prior to the date of execution of this First Amendment.

      Without in any way limiting the generality of the foregoing, Tenant specifically agrees to release and discharge Landlord and Landlord's Representatives of and from any and all claims, debts, liabilities, obligations and causes of action of any kind or nature, whether known or unknown, for negligent or intentional misrepresentation, concealment, failure to disclose, fraud or any representations or other wrongdoing by Landlord or Landlord's Representatives regarding (a) the status of lease negotiations or execution of lease agreements, or likelihood of additional tenants at the shopping center, including, but not limited to, Wal-Mart or other anchor tenants; (b) the percentage or portion of space leased at the shopping center; (c) Tenant's ability or inability to change and/or modify the terms of the Lease through negotiation; (d) promotion and advertising of the shopping center, (e) representations regarding the adequacy of security at the shopping center and/or to the extent of criminal activity or other dangerous activities, including, but not limited to, the existence of gang activity; and (f) revitalizing of the shopping center.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR LEGAL COUNSEL AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE 1542, WHICH PROVIDE AS
FOLLOWS:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at a time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

THE TENANT, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR Effect.

                          Tenant's Initials ___

It is understood and agreed by Tenant that although the facts with respect to which this general release is given may hereafter turn out to be other than or different from the facts now known, or believed by Tenant to be true, Tenant hereby expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing general release shall be, in all respects, effective and not subject to termination or rescission by any such difference in facts. This general release shall bind all persons or business entities claiming any rights under or through Tenant, whether stockholders or otherwise.

  7. Tenant hereby acknowledges the possibility that Landlord may seek a modification of the shopping center which would possibly bring a Wal-Mart (leasing in excess of 100,000 square feet) to the shopping center. In connection with such possible modification, Landlord has advised Tenant of the following circumstances.

A. Uncertainty of modification. The possible modification will be dependent on a number of circumstances which presently are uncertain, including, but not limited to, Wal-Mart's final determination whether or not to locate at the shopping center, which determination is at the sole election of Wal-Mart, it being recognized that Wal-Mart may well decide not to locate at the shopping center; the negotiation and the signing of a final lease with Wal-Mart; the technical and financial feasibility and success of accomplishing the modification; consent of various third parties; and achieving compliance with various governmental rules, regulations and procedures. Furthermore, Landlord advises Tenant that, even if Wal-Mart is added to the center, it is uncertain whether any additional tenants will be added to the center.

B. Securing Wal-Mart as a tenant. As set forth above, the, Landlord hopes to lease in excess of 100,000 square feet of the shopping center to Wal-Mart. Based on lease negotiations to date, Wal-Mart may or will require the following items potentially requiring approval of other tenants.

        (i) Wal-Mart is desirous of establishing a "Wal-Mart Maintenance Area" which shall consist of the Wal-Mart premises and a certain delineated portion of the present common area of the shopping center, including a portion of the parking surrounding Wal-Mart. Wal-Mart is also desirous of individually paying the expenses of maintaining the Wal-Mart Maintenance Area, but not participating in other common area expenses of the shopping center. Accordingly, such an arrangement would mean that paragraph 19.3(b) of the Lease would need to be modified to exclude the costs of maintaining the Wal-Mart Maintenance Area from common area expenses and excluding Wal-Mart's square footage from the denominator of the fraction establishing Tenant's share of common area expenses, provided, however, there would be a cap on this as set forth in paragraph 8.C.(i) below.

       (ii) In connection with execution of the Wal-Mart lease, Landlord and Wal-Mart will execute and record a Declaration of Covenants, Conditions, Restrictions and Reciprocal Easements by and between Wal-Mart and Landlord (the "Wal-Mart CC&Rs").

       (iii) As part of its lease, Wal-Mart may provide for a mutual waiver of subrogation whereby Wal-Mart on the one hand and Landlord and all other tenants in the shopping center on the other hand (and the employees and agents of such tenants) provide for a mutual waiver of subrogation (i.e., a waiver of claims against the other for any loss or damage to any property (real or personal) owned by such parties and covered by insurance so as to preclude a paying insurance company from pursuing the tenants and Landlord).

C. Dealings with City of San Diego. In connection with the modification, the following transactions with the City (or similar ones) may take place upon the occurrence of various conditions.

     (i) The City may acquire a right-of-way for the potential expansion of College Avenue.

     (ii) The City may acquire the two-acre sloped triangle of vacant land on the north side of College Grove Drive.

     (iii)The City may lease as a potential park-and-ride facility a portion of the parking area west of the Mann Theaters (it being noted that an area in that vicinity was previously designated as a park-and-ride facility in March 1988).

     (iv) Landlord will agree that there shall be no discrimination against or segregation of any person, or group of persons, on account of race, color, creed, religion, sex, marital status, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the parking area, nor shall Landlord (or any person claiming under or through Landlord) establish or permit any such practice or practices of discrimination or segregation with respect to the use of the parking area.

   D. Even though the possible modification is not in the immediate vicinity of Tenant's Premises, Tenant acknowledges that the modification of the shopping center may possibly cause some disturbances and inconveniences in the shopping center and may necessitate the closure of portions of the common area and construction of temporary fences and barriers.

   E. Signage. In connection with the modification of the shopping center, Landlord may erect new monument, pylon and other signs at various locations in the center.

8. In light of the possible modification of the shopping center and the circumstances described in paragraph 7 above, Tenant agrees and consents as follows:

     A. Tenant acknowledges that the possible modification may or may not occur and waives and releases any claims it may have against Landlord by reason of the nonoccurrence of such modification.

     B. Tenant consents to the modification of the shopping center so long as it does not materially adversely affect Tenant's normal business operations.

    C. In connection with the possible Wal-Mart tenancy as described in paragraph 7.B above, Tenant agrees to the following in the event the Wal-Mart lease is executed.

           (i) In the event the Wal-Mart lease contains a provision substantially in the form described in Section 7.B(ii) above, then paragraph 19.3(b) of the Lease shall be deemed amended to exclude Wal-Mart's floor area square footage from the calculation of Tenant's CAM, provided that the cost of maintaining Wal-Mart's Maintenance Area shall also be excluded from the calculation of Tenant's share of CAM expenses, but further provided that such lease amendment will further provide that Tenant shall not pay by reason of such exclusion an amount greater than 110% of what would have been paid for CAM if Wal-Mart's floor area square footage were included in the CAM calculation and the cost to Landlord of maintaining the Wal-Mart Maintenance Area were also included in the CAM calculation.

           (ii) Tenant consents to the recordation of the Wal-Mart CC&Rs and that the Lease and Tenant's interest in the premises of the shopping center is and shall be automatically subject and subordinate to the Wal-Mart CC&Rs, provided that the Wal-Mart CC&Rs do not materially adversely affect the normal business operations of Tenant's business. Although the provisions of this paragraph 8.C(iii) are intended to be self-operative, Tenant shall, within ten (10) days following Landlord's written request, execute, have acknowledged and deliver such documents, instruments, consents and agreements as Landlord may reasonably require in order to further document the subordination of the lease to the Wal-Mart CC&Rs, provided that such CC&Rs do not materially adversely affect the normal business operations of Tenant.

          (iii) In the event that the Wal-Mart lease contains a provision (as described in paragraph 7.B(iv)) waiving the right of subrogation against other tenants caused by fire or other insured peril covered by Wal-Mart's insurance policies (or program of self-insurance), even if such loss or damage shall have been caused by the fault or negligence of such party, its employees or agents, then Tenant agrees that it mutually waives its right of subrogation as to Wal-Mart, its employees and agents, to the same extent it is waived by Wal-Mart. The foregoing mutual waiver of subrogation shall be operative only so long as available in California, and provided that no policy of insurance is invalidated thereby.

     D.   With respect to the possible  transactions  with the City described in
          Section 7.C above, Tenant agrees as follows:

          (i) Tenant consents to the transactions described in Section 7.C(i) above.

          (ii) Tenant agrees that it shall not be entitled to any sums or offsets by reason of such sales or leases.

          (iii)Tenant agrees to refrain from any conduct in violation of paragraph 7.C (iv) above barring discrimination as therein described.

   E. In connection with possible disruption of the shopping center described in paragraph 7.D above, Tenant consents to such temporary disruption as is reasonably necessary to accomplish the modification.

   F. In connection with the potential new signage described in Section 7.E above that, in the event the Tenant is afforded the right to install any additional signage and that Tenant elects to exercise such right, the condition of such installation shall be Tenant's payment of the pro rata share of the cost of designing, constructing, installing and operating such sign(s). For the purpose of this section only, Tenant's pro rata share shall be a fraction, the numerator of which is the square footage of Tenant's sign panel, and the denominator of which is the square footage of all Tenant's sign panels on such sign(s).

9. Waiver of subrogation. Landlord and Tenant agree that the parties will use their best efforts to have the Waiver of Subrogation set forth in paragraph
   10.2 of the Lease apply to the modification of the shopping center so long as such waiver does not materially increase the cost of its insurance or invalidate any policy of insurance.

10. Notice and approval,. Delivery and execution of this First Amendment shall satisfy all notification, consent and approval requirements under the Lease as may be required as a result of the modification.

 11. Continuation of Lease. Except as set forth in this First Amendment, the Lease remains in full force and effect. Tenant hereby reaffirms all agreements, covenants and promises set forth in the Lease. All references in the Lease to "this Lease" shall be deemed references to the Lease as modified by this First Amendment.

 IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first herein above set forth.

 LANDLORD:                                  TENANT:

 DP PARTNERS, a California general          CABRILLO LANES, INC., a New York
 partnership                                corporation
 By: /S/ Peter Schultz _________________                 By: /S/ Harold S. Elkan

 Name  PETER SCHULTZ_____________________             Name HAROLD S. ELKAN
 Its General Partner                        Its  President


 By its signature below, Sports Arena, Inc. hereby (i) expressly consents to, acknowledges and joins in the terms of this First Amendment to Lease between DP Partnership ("Landlord") and Cabrillo Lanes, Inc. (a wholly owned company of Sports Arena, Inc.); and (ii) makes, adopts and reaffirms for the benefit of Landlord each of its covenants, obligations and agreements made in that certain Guaranty of Lease dated January 3, 1994, as if it expressly made each such covenant, obligation and agreement in this First Amendment.
                                             SPORTS ARENA, INC.
                                             By: /S/ Harold S. Elkan
                                             Name  Harold S. Elkan

                                             Its President